SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2011

Willimantic, Connecticut— April 27, 2011.  SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market:  SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $209,000, or $0.02 basic and diluted income per share, for the quarter ended March 31, 2011 versus net income of $493,000, or $0.05 basic and diluted income per share, for the quarter ended March 31, 2010.  Lower net income for 2011 was primarily the result of a shareholder approved charitable contribution of $500,000 ($335,000 after tax) to SI Financial Group Foundation during the quarter.

Net interest income increased 1.5% to $6.5 million for the quarter ended March 31, 2011 from $6.4 million for the quarter ended March 31, 2010.  The increase in net interest income was due to a lower cost of funds and an increase in the average balance of interest-earning assets, offset by a decrease in the average rate earned on interest-earning assets.

The provision for loan losses increased $40,000 to $210,000 for the first quarter of 2011 compared to the same period in the prior year.  The higher provision in 2011 resulted from increases in net loan charge-offs and nonperforming loans.  Net loan charge-offs were $446,000 for the quarter ended March 31, 2011, compared to $268,000 for the quarter ended March 31, 2010.  At March 31, 2011, nonperforming loans totaled $6.2 million, compared to $3.5 million at March 31, 2010.  An increase in nonperforming residential and commercial real estate loans of $1.0 million and $2.0 million, respectively, contributed to the higher balance of nonperforming loans.  Specific loan loss allowances relating to nonperforming loans increased to $259,000 at March 31, 2011, compared to $246,000 at March 31, 2010.

Noninterest income was $2.6 million for the quarters ended March 31, 2011 and 2010.  Other noninterest income included a net gain of $120,000 related to death benefit proceeds received from a bank-owned life insurance policy during the quarter ended March 31, 2011.  Wealth management fees rose $47,000 principally due to an increase in trust service fees during 2011.  Mortgage banking fees increased $39,000 resulting from residential mortgage loan sales of $19.8 million for the three months ended March 31, 2011, compared to $7.6 million for the three months ended March 31, 2010.  For the quarter ended March 31, 2011, the Company recognized an unrealized gain of $21,000 resulting from an increase in the fair value of two trading securities.  The Company realized net gains on the sale of securities for the quarters ended March 31, 2011 and 2010 of $35,000 and $267,000, respectively.  Service fees decreased $79,000 for the quarter ended March 31, 2011 as a result of a reduction in overdraft privilege fees, offset by an increase in fees associated with higher electronic banking usage.  Other noninterest income for the three months ended March 31, 2011 was offset by impairment charges of $72,000 to reduce the carrying value in the Bank’s small business investment company limited partnership, compared to impairment charges of $12,000 for the same period in 2010.  The Company did not recognize other-than-temporary impairment charges on its securities portfolio during the first quarter of 2011 versus $171,000 for the comparable period in 2010.

Noninterest expenses increased $576,000 for the three months ended March 31, 2011 as compared to the same period in 2010, predominately due to the $500,000 cash contribution to SI Financial Group Foundation in connection with the public stock offering and concurrent second-step conversion.  SI Financial Group Foundation is a charitable foundation dedicated to providing assistance with charitable causes to communities within our market area.  Occupancy and equipment expenses increased $114,000 primarily related to equipment maintenance contracts and greater snow removal and utility costs associated with the poor weather conditions in the region during the first quarter of 2011. The FDIC deposit insurance assessment was $34,000 lower for 2011 due to a lower assessment rate.  Costs related to other real estate owned and marketing expenses decreased $25,000 and $22,000, respectively, for the quarter ended March 31, 2011.

Total assets increased $3.0 million, or 0.3%, to $929.4 million at March 31, 2011 from $926.4 million at December 31, 2010, principally due to increases of $37.2 million in available for sale securities and $2.3 million in net loans receivable, offset by decreases of $28.8 million in cash and cash equivalents, $5.6 million in loans held for sale, $1.5 million in other assets and $455,000 in other real estate owned.  Cash and cash equivalents decreased as subscription funds received from the stock offering and funds received from deposit growth were deployed during the first quarter of 2011 to purchase $47.4 million in primarily U.S. government and agency obligations, government-sponsored enterprise and mortgage-backed securities and $17.4 million in USDA and SBA loans that are fully guaranteed by the U.S. government.  Total loan originations increased $15.3 million during the first quarter of 2011 compared to the same period in 2010, offset by the increase in sales of fixed-rate residential mortgage loans of $12.2 million.  The increase in loan originations for 2011 was mainly due to higher residential and commercial mortgage loan originations of $7.8 million and $7.1 million, respectively.  The decrease in other assets was due to a reduction in prepaid expenses.  The Company obtained ownership of one residential property totaling $80,000 into other real estate owned, offset by the sale of four residential properties at a net loss aggregating $37,000.

Total liabilities were $800.5 million at March 31, 2011 compared to $845.3 million at December 31, 2010.  Subscription funds received in escrow at year-end 2010 totaling $48.3 million were transferred to stockholders’ equity upon completion of the stock offering on January 12, 2011.  Deposits increased $10.7 million, or 1.6%, which included increases in NOW and money market accounts of $22.8 million and noninterest-bearing deposits of $204,000, offset by decreases in certificates of deposit of $8.3 million and savings accounts of $4.0 million.  Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products.  Borrowings decreased $5.0 million from $122.4 million at December 31, 2010 to $117.4 at March 31, 2011, resulting from net repayments of Federal Home Loan Bank advances.

Total stockholders’ equity increased $47.8 million from $81.1 million at December 31, 2010 to $128.9 million at March 31, 2011.  The increase in stockholders’ equity was attributable to net stock offering proceeds of $50.3 million, a decrease in net unrealized losses on securities aggregating $556,000 (net of taxes), earnings of $209,000 and a net unrealized gain on an interest rate swap derivative of $49,000, offset by the funding of the employee stock ownership plan of $3.1 million and dividends of $298,000.  At March 31, 2011, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

Effective January 12, 2011, the Company completed its public stock offering and the concurrent second-step conversion of the Bank’s former mutual holding company from the mutual holding company form of organization to the stock form of organization.  A total of 6,544,493 shares of common stock were sold in the subscription and community offerings at $8.00 per share, including 392,670 shares purchased by the Savings Institute Bank & Trust Company Employee Stock Ownership Plan.  Additional shares totaling 4,032,356 were issued in exchange for shares of the former SI Financial Group, Inc., at an exchange ratio of 0.8981.  Shares outstanding after the stock offering and the exchange totaled 10,576,849.

“Since the closing of the stock offering in January, significant initiatives were implemented during the quarter to position the Bank for future growth.  FHLB advances totaling $14.0 million were restructured and $4.0 million were prepaid.  The Bank continued to sell its longer-term and lower fixed-rate residential mortgage loans in the secondary market to mitigate interest rate risk and improve future earnings.  The Bank has recruited and retained several seasoned commercial loan officers to generate growth of higher-yielding loans within the commercial loan portfolio.  Additionally, we have complemented our residential mortgage lending program with an experienced sales manager that will enhance our penetration within our market area.  These additions provide both experience and depth to an already capable lending team to provide greater service to businesses and consumers throughout our market area.

“The costs associated with these efforts, along with the shareholder approved charitable contribution of $500,000 to SI Financial Group Foundation, resulted in substantially lower earnings as anticipated for the quarter.  Continued deployment of the stock offering proceeds and the benefits of the aforementioned initiatives are expected to result in higher core earnings during the remainder of 2011.  Furthermore, we anticipate that the slowly improving economy coupled with recent consolidation in our market area will present opportunities for growth in the months and years ahead,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company.  Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut.  Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company.  These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	March 31,	December 31,
(Dollars in Thousands / Unaudited)	2011	2010

ASSETS
Noninterest-bearing cash and due from banks	$11,984	$11,204
Interest-bearing cash and cash equivalents	37,552	67,117
Securities	225,861	188,672
Loans held for sale	1,776	7,371
Loans receivable, net	608,506	606,214
Bank-owned life insurance	8,796	9,024
Other real estate owned, net	830	1,285
Other assets	34,126	35,522

Total assets	$929,431	$926,409

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$671,374	$660,714
Borrowings	117,417	122,417
Other liabilities	11,705	62,174
Total liabilities	800,496	845,305

Shareholders' equity	128,935	81,104

Total liabilities and shareholders' equity	$929,431	$926,409

SELECTED OPERATING DATA:

	Three Months Ended March 31,
(Dollars in Thousands / Unaudited)	2011	2010

Interest and dividend income	$9,520	$10,209
Interest expense	2,992	3,779
Net interest income	6,528	6,430

Provision for loan losses	210	170
Net interest income after provision for loan losses	6,318	6,260

Noninterest income	2,649	2,613
Noninterest expenses	8,713	8,137
Income before income taxes	254	736

Provision for income taxes	45	243
Net income	$209	$493

SELECTED OPERATING DATA - Continued:

	Three Months Ended
	March 31,
(Unaudited)	2011	2010

Net income per share: (1)
Basic	$0.02	$0.05
Diluted	$0.02	$0.05

Weighted average shares outstanding: (1)
Basic	10,114,324	10,297,874
Diluted	10,133,075	10,297,874

(1)
Net income per share and weighted average shares outstanding for the three months ended March 31, 2010 have been restated to reflect the effect of the Company’s stock offering and concurrent second-step conversion on January 12, 2011 at an exchange ratio of 0.8981.

SELECTED FINANCIAL RATIOS:

	At or For the
	Three Months Ended
	March 31,
(Dollars in Thousands / Unaudited)	2011	2010

Selected Performance Ratios:
Return on average assets (1)	0.09%	0.23%
Return on average equity (1)	0.65	2.52
Interest rate spread	2.69	2.95
Net interest margin	3.00	3.19
Efficiency ratio (2)	95.31	90.95

Asset Quality Ratios:
Allowance for loan losses	$4,563	$4,793
Allowance for loan losses as a percent of total loans (4)	0.74%	0.79%
Allowance for loan losses as a percent of nonperforming loans	73.92	136.55

Nonperforming loans	$6,173	$3,510
Nonperforming loans as a percent of total loans (4)	1.01%	0.58%
Nonperforming assets (3)	$7,003	$7,716
Nonperforming assets as a percent of total assets	0.75%	0.87%

Per Share Data:
Book value per share	$12.19	$7.52
Tangible book value per share	11.80	7.13
Dividends per share	0.03	-

(1)	Quarterly ratios have been annualized.
(2)
Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3)	Nonperforming assets consist of nonperforming loans and other real estate owned.
(4)	Total loans exclude net deferred costs and include loans held for sale.

CONTACT:
Diane Phillips
Executive Assistant/Investor Relations Administrator
Email:  investorrelations@banksi.com
(860) 456-6514